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Exhibit 99.3

Consent of Director Elect

        The undersigned hereby consents to being named as a director elect of McCormick & Schmick's Seafood Restaurants, Inc. (the "Company") in the Prospectus forming a part of the Company's Registration Statement, and to the filing of this consent as an exhibit to the Registration Statement.

Dated: June 2, 2004

/s/ HAROLD O. ROSSER Harold O. Rosser

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Consent of Director Elect